Exhibit 99.1
For Immediate Release
Maxygen Announces Positive Progress in Phase IIa Clinical Trial of
Novel PEG-GCSF
— Initial 10 mcg/kg MAXY-G34 Cohort Met Key Safety Criterion of
Duration of Neutropenia—
—No Serious Adverse Events or Immunogenicity to Date—
Redwood City, Calif., January 7, 2008 — Maxygen, Inc. (Nasdaq: MAXY) today announced positive progress in its Phase IIa trial of MAXY-G34 for the treatment of chemotherapy-induced neutropenia. Initial observations from the trial include the following:
•	Patients in the initial 10 mcg/kg MAXY-G34 cohort met the safety criterion for duration of neutropenia (less than or equal to five days of severe neutropenia). In these trial conditions, severe neutropenia typically lasts approximately seven days without G-CSF support.

•	No serious adverse events or immunogenicity issues were noted for the initial cohort of patients on 10 mcg/kg of MAXY-G34. Data available from multiple patients after multiple doses revealed no binding antibodies, and drug response in all patients has been sustained.

•	The Data Safety Monitoring Board overseeing the trial approved escalation to the second dose level of 30 mcg/kg MAXY-G34. The first cohort of patients at this level is enrolled and currently undergoing treatment.

•	To date, no serious adverse events or drug-related grade 3 or 4 adverse events have been reported in any patient receiving MAXY-G34. A total of 23 doses of MAXY-G34 have been delivered to patients in the 10 mcg/kg and 30 mcg/kg cohorts.
Russell Howard, Maxygen’s chief executive officer, and Santosh Vetticaden, Maxygen’s chief medical officer will present these and other details of the MAXY-G34 program at 9:00 a.m. Pacific Time at the JPMorgan 26th Annual Healthcare Conference. A live webcast of the presentation can be accessed on Maxygen’s website at www.maxygen.com/webcasts. A replay of the presentation will be available until February 7, 2008.

Phase IIa Trial Design
The Phase IIa trial, which is being conducted at 16 centers in Eastern Europe, is the first trial of MAXY-G34 in patients. Approximately 30 patients with Stage I-IIIa breast cancer will undergo TAC (docetaxel, adriamycin and cyclophosphamide) chemotherapy followed by next-day administration of either MAXY-G34 or Neulasta®. The trial is designed as a multiple ascending dose study, with planned doses at 10, 30, 60, and 100 mcg/kg of MAXY-G34 or 6mg of Neulasta®. Both MAXY-G34 and Neulasta® will be administered as a single subcutaneous injection once per chemotherapy cycle.
The primary objective of the Phase IIa trial is to evaluate safety and efficacy of MAXY-G34 in TAC-treated breast cancer patients and to identify one or more doses of MAXY-G34 that effectively treat chemotherapy-induced neutropenia. Patient tolerability, safety, and immunogenicity will be monitored and assessed. Data will also be collected on the pharmacokinetic properties of MAXY-G34 and the mobilization of CD34+ stem cells.
About MAXY-G34
MAXY-G34 is a novel pegylated granulocyte colony stimulating factor (PEG-GCSF) designed to treat chemotherapy-induced neutropenia. Preclinical and Phase I studies show MAXY-G34 to have novel and potentially superior properties compared to the current PEG-GCSF therapy, Neulasta®. GCSF is a natural protein that stimulates the body’s bone marrow to produce neutrophils, a specific type of white blood cell that plays an important role in the defense against bacterial infections. Worldwide sales of GCSF products were approximately $4 billion in 2006.
About Neutropenia
Neutropenia is a severe decrease in neutrophil cell counts in the blood. Neutropenia is a common side effect of chemotherapeutic treatments for many forms of cancer, including breast cancer, lung cancer, lymphomas and leukemias. Neutropenic patients are at increased risk of contracting bacterial infections, some of which can be life threatening. Further, and most importantly, neutropenic patients may receive reduced or delayed chemotherapy treatment, which can result in cancer progression.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Our lead program, MAXY-G34, is designed to be an improved version of G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Also in our pipeline is a novel Factor VIIa for the treatment of hemophilia. Maxygen’s approach to drug discovery and development may allow us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com

Forward Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to our ability to develop any human therapeutic products suitable for commercialization; our ability or plans to continue the clinical development of MAXY-G34, and the timing and status of such development; whether MAXY-G34 will demonstrate any benefit in treating chemotherapy-induced neutropenia or exhibit novel or improved properties in humans as compared to currently marketed drugs; and whether this product, if commercialized, will be competitive in its relevant markets. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to, changing research and business priorities of Maxygen, the inherent uncertainties of pharmaceutical research and drug development, our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development, the development of superior products by competitors, and our ability to establish and maintain our manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2006, including under the caption “Risk Factors”, and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments.
Neulasta® is a registered trademark of Amgen Inc.
###
Contact:
Michele Boudreau
Investor and Public Relations
michele.boudreau@maxygen.com
650.279.2088